Exhibit 99.1
Consent to be Named as a Director Nominee
In connection with the filing by Quantinuum Inc. of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Quantinuum Inc. in the Registration Statement and any and all amendments and supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Harold V. Barron
Name: Harold V. Barron
Dated: May 8, 2026